CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.1

STUDY FUNDING AGREEMENT

THIS STUDY FUNDING AGREEMENT, dated as of June 17, 2003, is made by and between Hollis-Eden Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4435 Eastgate Mall, Suite 400, San Diego, CA 92121 (“H-E”), and Cystic Fibrosis Foundation Therapeutics, Inc., a not for profit corporation organized and existing under the laws of the State of Delaware, having offices located at 6931 Arlington Road, Bethesda, Maryland 20814 (“CFFT”) with respect to the Study Protocol and involving the Compound, both as defined below.

WITNESSETH THAT:

WHEREAS, HE is engaged in the development and commercialization of the Compound (as defined below) which may be useful in the therapy treatment of cystic fibrosis (“CF”); and

WHEREAS, CFFT is organized and operated to develop the means to cure and control CF and to improve the quality of life for those with the disease; and

WHEREAS, CFFT desires to assist HE by funding certain of HE’s costs (as described more fully in Section 2.2(b)) related to the conduct of a multi-center clinical trial of the Compound for the CF indication (the “Study”) primarily through CFFT’s existing national network of care centers known as the Therapeutics Development Network (“TDN”) and other mutually agreed upon sites on the terms and conditions set forth herein;

WHEREAS, HE is willing to sponsor such Study (as described more fully in Section 2.2(a)), and commit to further development of the Compound for the CF indication in the event the Success Criteria (as defined below) are met, on the terms and conditions set forth herein; and

WHEREAS, in the event that the financial markets make it impractical for H-E to fund further development of the Compound for the CF indication at such time, CFFT will have the opportunity to fund the further development of the Compound for the CF indication in exchange for the right to receive from H-E [*] after commercialization of the Compound for the CF indication (as described more fully in Sections 4.2 and 4.3).

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto agree as follows:

1.     DEFINITIONS.   As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

         1.1     “AAA” shall have the meaning assigned to such term in Section 10.2.

         1.2     “Affiliate” shall mean, with respect to a Party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. For these purposes, “control” shall refer to (A) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (B) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         1.3     “Agreement” shall mean this study funding agreement together with the recitals and all exhibits hereto.

         1.4     “Applicable Rate” shall mean the prime rate published in the Wall Street Journal from time to time plus [*] percentage points.

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         1.5     “Approval Royalty” shall have the meaning assigned to such term in Section 4.1.

         1.6     “Breaching Party” shall have the meaning assigned to such term in Section 8.2.

         1.7     “Budget” shall have the meaning assigned to such term in Section 2.2(b).

         1.8     “CF ” shall have the meaning assigned to such term in the first whereas clause.

         1.9     “Commercially Reasonable Efforts” shall mean, with respect to a Party, those commercially reasonable efforts by that Party equivalent to the efforts that Party would make in similar circumstances with respect to similar operations entirely for its own account at that time; provided such efforts are those as would be reasonably made by a prudent business person acting in good faith and in the exercise of reasonable commercial judgment exerting such effort and employing such resources as would normally be taken, exerted or employed by such person for a product of similar market potential at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the proprietary positions of Third Parties, the regulatory structure involved, and the profitability of the product.

         1.10     “Compound” shall mean [*] or H-E research code HE2000, a synthetic analog of a naturally occurring, adrenal steroid, dehydroepiandrosterone (DHEA).

         1.11     “Confidential Information” shall mean, with respect to either Party, all confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which are disclosed by or on behalf of such Party to the other Party pursuant to and in contemplation of this Agreement, including, without limitation, information relating to the Compound or the Product.

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         1.12     “CFFT Funding” shall have the meaning assigned to such term in Section 2.2(b).

         1.13     “DSMB” shall mean the Data Safety Monitoring Board for the Study.

         1.14     “Data Package” shall have the meaning assigned to such term in Section 2.3(b).

         1.15     “Disclosing Party” shall have the meaning assigned to such term in Section 6.1.

         1.16     “Effective Date” shall mean the date of this Agreement as set forth in the Preamble.

         1.17     “Executive Officers” shall have the meaning assigned to such term in Section 10.

         1.18     “FDA” shall mean the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States, and its territories and possessions.

         1.19     “Field” shall mean the treatment of CF in humans.

         1.20     “IND” shall mean the investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, and designated BB5933, including any amendments thereto limited to those referred to in the Study Protocol.

         1.21     “Indemnitee” shall have the meaning assigned to such term in Section 7.3.

         1.22     “Net Sales” shall mean the gross amount invoiced for the sale of the Product for use in the Field in arm’s length sales to Third Parties less deductions not otherwise reimbursed by the Third Party for: (A) normal and customary trade, quantity and cash discounts and sales returns and allowances in the pharmaceutical industry, including (1) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (2) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (3) allowances, rebates and fees paid to distributors, and (4) chargebacks; (B) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced; (C) rebates and similar payments made with respect to sales paid for by any governmental entity or Regulatory Authority; (D) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including taxes assessed against the income derived from such sale); and (E) the sum of three percent (3%) of the gross amount invoiced, which is intended to cover, among other things, the cost of freight, postage, shipping, insurance, special packaging and bad debts that such Party incurs on such sales in lieu of the amount actually incurred. Net Sales shall also include [*].

         Sales between H-E and its Affiliates or sublicensees or between CFFT and its Affiliates or sublicensees, as the case may be, shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates or sublicensees are end-users, in which case the amount billed therefore shall be deemed to be the amount that would be invoiced to a Third Party in an arm’s length transaction. For purposes of determining Net Sales, Products shall be deemed to be sold when shipped and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

          1.23        “Neutral Member” shall have the meaning assigned to such term in Section 2.3.

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          1.24        “Non-breaching Party” shall have the meaning assigned to such term in Section 8.2.

          1.25        “Party” shall mean H-E or CFFT and, when used in the plural, shall mean H-E and CFFT.

          1.26        “Payee” shall have the meaning assigned to such term in Section 5.1(a).

          1.27        “Payor” shall have the meaning assigned to such term in Section 5.1(a).

          1.28        “Principal Investigators” shall mean those investigators who will personally conduct or supervise the Study in accordance with the Study Protocol and are mutually agreed upon by H-E and the TDN. Any subinvestigators to be involved in the treatment of patients under the Study Protocol are listed in Exhibit B hereto. In the event that the Principal Investigator becomes unable to complete the Study Protocol for any reason, H-E may terminate the Study Protocol and this Agreement if a substitute principal investigator acceptable to H-E is not promptly designated by the TDN, such acceptance not to be unreasonably withheld.

          1.29        “Product” shall mean a pharmaceutical product containing the Compound and/or any analog thereof.

          1.30        “Qualified Subject” is a research subject who, on entrance into the treatment phase of the Study, has met all of the eligibility criteria and none of the exclusion criteria in the Study Protocol and has given his or her written informed consent to participate in the Study.

          1.31        “Receiving Party” shall have the meaning assigned to such term in Section 6.1.

          1.32        “Registration” shall mean, with respect to each country in the Territory, written approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country.

          1.33        “Registration Application” shall mean a New Drug Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing in a country or other regulatory jurisdiction outside the U.S., in each case with respect to the Product for application in the Field in the Territory.

          1.34        “Regulatory Authority(ies)” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country or other regulatory jurisdiction in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for the Product in such country, and any successor(s) thereto as well as any state or local health regulatory authorities having jurisdiction for any activities contemplated by the Parties hereunder.

          1.35        “Rules” shall have the meaning assigned to such term in Section 10.2.

          1.36        “Study” or “Study Protocol” shall mean Study Protocol ____ entitled “_____________________________”.

          1.37        “Study Review Committee” or “SRC” shall have the meaning assigned to such term in Section 2.3.

          1.38        “Success Criteria” shall mean the criteria established by the Parties and annexed hereto as Exhibit A, which must be met by the results of the Study before any further development of the Compound in the Field. Fulfillment of the Success Criteria shall either be determined by the SRC, or if the SRC is not established, then in accordance with the agreement of the Parties. The Parties’ failure to agree whether or not Success Criteria have been met shall be subject to dispute resolution pursuant to Section 10 of this Agreement.

          1.39        “TDN” shall have the meaning assigned to such term in the third whereas clause.

          1.40        “TDNCC” shall mean the TDN’s coordinating center.

          1.41        “Territory” shall mean [*].

          1.42        “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.

          1.43        “United States” or “U.S.” shall mean the United States of America.

          1.44        “Work Plan” shall have the meaning assigned to such term in Section 2.2.

2.      CONDUCT AND OVERSIGHT OF THE STUDY.

          2.1         Generally.   H-E shall use Commercially Reasonable Efforts to conduct the Study and to commercialize the Product. CFFT shall cooperate, in good faith, with H-E in reasonably facilitating the fulfillment of H-E’s obligations under this Agreement and hereby grants to H-E a perpetual, exclusive license in the Study results.

          2.2         Performance of the Study.   The Study shall commence as soon as practicable after the Effective Date and shall be performed at various sites in the TDN and at various sites outside the TDN if it is deemed necessary by H-E, utilizing the TDN’s oversight services, in accordance with (i) the draft summary work plan developed and agreed to by the Parties (the “Work Plan”),

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as amended, from time to time, upon the mutual agreement of the Parties, and (ii) the details of the Study set forth in the Study Protocol.

               (a)             Obligations of H-E. H-E shall be principally responsible for the conduct of the Study. H-E shall be responsible for:

                                 (i)       entering into a clinical trial agreement with the TDNCC to identify appropriate clinical sites to conduct the Study and for the conduct of the Study;

                                 (ii)      providing the TDN with a mutually agreed upon Study Protocol;

                                 (iii)     providing the Principal Investigators at approved clinical sites with the required quantity of the Compound (or placebo), appropriately formulated in accordance with the Study Protocol and the preparation and delivery of any Study-related materials;

                                 (iv)     monitoring compliance of selected sites with the Study Protocol, data collection, completion of case report forms, and the like. H-E’s Study monitor will contact the Principal Investigator or designee at periodic intervals by telephone and visit to assess the progress of the Study Protocol. Case report forms and subject records will be reviewed at on –site visits in an effort to verify and achieve completeness of all entries. The status of the Compound storage, dispensing and accountability will also be assessed;

                                 (v)      monitoring patient safety data in anticipation of the DSMB reviews;

                                 (vi)      providing the Principal Investigator with an Investigator Brochure describing all known contraindications, warnings, precautions, and adverse reactions associated with the administration of the Compound. If such information is revised while the Study Protocol is in progress, the latest revision will also be sent to the Principal Investigator at that time;

                                 (vii)      maintaining regulatory compliance. H-E warrants that it has at all times complied and will continue to comply with all FDA and applicable foreign rules, regulations, requirements, and guidelines regarding administration, manufacture and production of the Compound and any other drugs or fluids under the regulatory control of the FDA or such comparable foreign agencies which are to be supplied by H-E for use in connection with the Study. In addition, if items are shipped in interstate commerce, H-E warrants that it will comply with all FDA rules, regulations, requirements and guidelines applicable to such shipment;

                                 (viii)      indemnifying CFFT, the TDN and the TDNCC in accordance with Section 7.1;

                                 (ix)        covering all its own internal costs incurred in connection with the conduct of the Study; and

                                 (x)         entering into clinical trial agreements with the TDNCC and the TDN, which agreements shall include H-E as a party.

               (b)             Mutual Obligations.

                                 (i)          The Parties agree to comply with all federal, state, and local laws and regulations applicable to the conduct of the Study.

                                 (ii)        Annexed hereto as Exhibit B is an estimated budget for the costs and expenses agreed to by the Parties, which may be amended, from time to time, upon the mutual written agreement of the Parties (the “Budget”). CFFT shall make the payments in the amounts and in the time frames set forth in the Budget (the aggregate of all payments actually made by CFFT pursuant to the Budget shall be hereinafter referred to as the “CFFT Funding”). Payments made by CFFT pursuant to this Section 2.2(b) shall not exceed the Budget and requested payments in excess of Budget shall be considered a proposed amendment to the Budget.

         2.3       The Study Review Committee.

                    (a)     Members; Responsibility.   At the request of CFFT, if CFFT determines it shall be beneficial to the Study, the Parties shall establish a review committee (the “Study Review Committee” or “SRC”), which shall consist of two (2) representatives from each of H-E and CFFT and a fifth (5th) member mutually acceptable to both Parties (the “Neutral Member”). Each Party may replace any or all of its representatives on the SRC at any time upon written notice to the other Party in accordance with Section 11.6 of this Agreement. The Neutral Member may only be replaced upon the mutual consent of both Parties. In the event the SRC is formed, the SRC shall provide advice from time to time relating to the Study to review the Study results and determine whether the Success Criteria have been met.

                    (b)     Meeting.   H-E and the TDNCC shall provide each member of the SRC a copy of the analysis, results and summary tables and data listings from the Study (the “Data Package”) promptly after they become available. Thereafter the SRC shall promptly convene a meeting on such date, and at such place and time, as the members of the SRC shall agree, which shall in no case be more than thirty (30) days after receipt of the Data Package. At the meeting the SRC shall review, discuss and compare the Data Package vis-à-vis the Success Criteria. The Parties acknowledge and agree that the Data Package shall be Confidential Information of H-E pursuant to Section 6.

                    (c)     Decision-making; Minutes.   The decision of the Study Review Committee determining whether or not the Success Criteria have been met shall be made by [*] vote, with each member having [*], and shall be final. If [*] of the members find that the Success Criteria has not been met, then this Agreement shall expire as set forth in Section 8.1(a). In any case, definitive minutes of the SRC meeting shall be finalized no later than thirty (30) days after the meeting.

                    (d)     Expenses.   Each Party shall be responsible for all travel and related costs and expenses for its SRC representatives to attend meetings of, and otherwise participate on, the SRC and shall share on an equal, 50/50 basis all such costs and expenses of the Neutral Member, in accordance with the consulting agreement between such Neutral Member and the Parties regarding his/her membership.

         2.4      Use of Study Results.  Notwithstanding anything contained herein to the contrary, CFFT shall be entitled to use the Study results as they relate to Study design, choice of endpoints and placebo group data in furtherance of its charitable and educational purposes including sharing such Study results with other commercial entities (subject to appropriate confidentiality obligations); provided however that CFFT may not publish the Study results or other information relating to the Study without H-E’s prior written consent and may not use treatment group data in whole or part for any purpose and may not commercially benefit from any such sharing

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arrangement and further provided that such use does not diminish the intellectual property rights of H-E. HE’s written consent shall be required prior to any such use of Study results by CFFT; HE’s consent shall not be unreasonably withheld.

3.     FURTHER DEVELOPMENT EFFORTS.

         3.1      Generally.  In the event that it is determined in accordance with this Agreement that the Study results meet the Success Criteria and except as set forth elsewhere in this Agreement, HE shall use Commercially Reasonable Efforts to develop and commercialize the Product for use in the Field, including conducting all additional clinical trials, filing all required Registration Applications, and conduct any post-marketing clinical studies, [*], as may be necessary or desirable to meet the requirements of the Regulatory Authorities for Registration in such countries of the Territory as HE in good faith deems commercially reasonable. In the event that HE [*].

         3.2      Statistically Significant Results.  HE’s obligation to continue development and commercialization efforts with respect to the Product shall terminate if any additional multi-center clinical trial for the treatment of CF fails to achieve statistically significant results [*] on a clinical meaningful endpoint acceptable to the FDA for Registration of the Product in the U.S. for use in the Field. In such event, CFFT shall be promptly provided with a summary of the Study results and an explanation of HE’s methodology for calculating the statistical significance of such results so that CFFT may verify the computation.

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4.     COMPENSATION.

         4.1      Upon Receipt of Registration by H-E.  As partial consideration to CFFT for the CFFT Funding and granting to H-E license to the Study results, upon receipt of Registration in the U.S. for use of the Product in the Field, H-E shall pay to CFFT: (A) [*] the Contribution (the “Approval Royalty”) as follows:

                    (i)            within [*] of the [*] of receipt of Registration [*], the lesser of (x) [*] or (y) [*] of the Approval Royalty;

                    (ii)           within [*] of the [*] of receipt of Registration [*], the lesser of (x) [*] or (y) [*] of the Approval Royalty; and

                    (iii)          within [*] of the [*] of receipt of Registration [*], the lesser of (x) [*] or (y) [*] of the Approval Royalty; and

                    (iv)          within [*] of the [*] of receipt of Registration [*], the remaining amount of the Approval Royalty.

         4.2      Additional Funding by CFFT.  The Parties recognize that additional investment will be necessary in order to commercialize the Product. As of the date of this Agreement, H-E intends to support such investment from existing H-E capital or from funds raised through traditional means to finance H-E’s operations generally. Nevertheless, if it is determined at the time that such additional investment is required to commercialize the Product for use in the Field other than from such sources, H-E will accord CFFT or CFFT designees the right of first refusal to provide such additional funding in accordance with the procedure set forth in 4.3.

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         4.3      CFFT Right of First Refusal.   H-E shall promptly notify CFFT if a determination is made that funding is insufficient to complete the commercialization of the Product for use in the Field. With such notice, H-E shall provide a detailed budget supporting the investment H-E has determined to be necessary. For the period of [*] following such notice, H-E shall exclusively negotiate with CFFT, in good faith, regarding the terms and conditions of such additional funding. If CFFT elects not to fund (or does not designate third parties to fund) the further development of the Product as described in the foregoing sentence, CFFT may terminate this Agreement pursuant to Section 8.2.

         4.4      Third Party Development.  H-E may transfer all or certain of the rights and obligations to develop and commercialize the Product in the Field to a third party prior to [*] provided that [*] and the third party agrees to assume the obligations of H-E to CFFT under this Agreement; provided, however, that [*].

         4.5      Net Sales Royalty.  As further consideration to CFFT for the CFFT Funding and granting the license to the Study results, in the event that cumulative Net Sales by H-E, its Affiliates and sublicensees, if any, of the Product in the Field and in the Territory exceeds [*] (the “Milestone Amount”) during the period ending on the last day of the month in which the [*] occurs (the “Milestone Period”), H-E shall pay to CFFT the following additional royalties:

                    (i)              a royalty equal to [*] which shall be due within [*] of the [*] of receipt of Registration [*]; and

                    (ii)             a royalty equal to [*] which shall be due within [*] of the [*] of receipt of Registration [*].

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5.     PAYMENTS.

         5.1        Reports.

                    (a)      Royalty Reports.   All royalties due under this Agreement from H-E shall be accompanied by a report prepared by H-E, summarizing the calculation used as the basis for determining the royalty and providing copies or reports from Third Parties and/or other supporting documentation for such calculations to CFFT. H-E shall in addition furnish such other information, at least annually, as CFFT may reasonably request.

                    (b)      Net Sales.  In order to assist CFFT in monitoring Net Sales in connection with the milestone payment set forth in Section 4.5, H-E agrees to provide CFFT with a report of annual Net Sales of the Product in the Field in the Territory, such report to be provided to CFFT within ninety (90) days of each fiscal year such information is relevant to CFFT for purposes of verifying payments made pursuant to this Agreement.

                    (c)      Audit.   At the request of CFFT, H-E shall permit an independent, certified public accountant of nationally recognized standing appointed by CFFT, and acceptable to H-E, upon reasonable notice during normal business hours, to examine such records as may be necessary for the sole purpose of verifying the calculation of royalties made pursuant to this Agreement. CFFT may exercise its rights under this Section 5.1(c) no more than once per calendar year. Any and all records examined by such independent accountant shall be deemed H-E’s Confidential Information, which may not be disclosed by said independent, certified public accountant to any Third Party. CFFT shall pay the costs of such audit, provided that, if as a result of any inspection of the books and records of H-E, it is shown that the calculation of any amount paid to CFFT was underpaid by [*] or more, in addition to paying CFFT the amount of

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the underpayment plus interest at the Applicable Rate, H-E shall reimburse CFFT for the fees it incurred for the audit.

         5.2      Mode of Payment.   All payments by H-E shall be paid, in full, in U.S. dollars, and shall be made directly to CFFT, at its offices first identified in the Preamble, or at such other location as CFFT may designate, in writing, pursuant to Section 11.6, from time to time, or by wire transfer to an account of CFFT, as CFFT may reasonably direct, in any case without setoff, deduction or counterclaim.

6.     OWNERSHIP OF RESULTS AND CONFIDENTIALITY.

         6.1      Study Results.   Subject to applicable subject confidentiality requirements, all data, results, and other information derived from the Study using the Compound shall be the exclusive property and Confidential Information of H-E.

         6.2      Intellectual Property.  The Parties shall each retain ownership of any patent or other intellectual property rights in inventions made by their respective employees in the course of the Study in accordance with applicable patent laws.

         6.3      Confidentiality.  Each party shall maintain as confidential the terms of this Agreement; provided, however, that H-E may disclose the existence of this Agreement and the terms of this Agreement insofar as required to comply with applicable laws, so long as CFFT is given as much prior notice and an opportunity to restrict or limit such disclosure as the circumstances permit. CFFT shall preserve and protect the confidentiality of all information that is (a) derived from the Study (including the goals of the Study, and the information contained in the Protocol) or (b) disclosed in writing, visually or orally by H-E to CFFT and is not generally known outside of H-E, including but not limited to data, methods, plans, findings and conclusions. CFFT will not without the prior written consent of H-E disclose such information to any third party, other than employees of CFFT who have a need to know such information and who are under similar obligations of confidentiality, nor will CFFT use such information for any purpose not expressly permitted by this Agreement, in each case for a period of five (5) years from the completion of the Study. The obligations of this paragraph do not apply to:

                    (a)      information that is in the public domain or that comes into the public domain through no fault of CFFT;

                    (b)      information learned by CFFT, without restriction on disclosure, from a third party not subject to a duty to H-E not to disclose information; or

                    (c)      information independently developed by CFFT, as evidenced by CFFT’s written records, before or after the execution of this Agreement, without the use of any Confidential Information of H-E or infringement or misappropriation of any intellectual property rights that H-E may have in such information.

In addition, disclosure of such information by CFFT shall not be precluded if such disclosure is required by law, provided that CFFT gives H-E as much prior notice of such disclosure as the circumstances permit and makes a reasonable effort to obtain a protective order requiring that the information so disclosed be used only for the purposes for which such disclosure was required or to obtain other confidential treatment of such information.

         6.4     Publicity.  Neither H-E nor CFFT will, without the prior written approval of the other, use the name of the other, or any abbreviation thereof, or the name of the Principal Investigator, expressly or by implication in connection with the Study or its results, in any news, publicity release, advertisement or other similar public disclosure. Notwithstanding any other provision of this Agreement, H-E may disclose information insofar as required to comply with applicable laws, so long as CFFT is given as much prior notice and an opportunity to restrict or limit such disclosure as the circumstances permit.

7.     INDEMNIFICATION.

         7.1     Indemnification by H-E.  Subject to 7.2, H-E shall indemnify, defend and hold harmless CFFT, its Affiliates, the TDNCC and the TDN’s conducting the study clinical trials, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from claims by Third Parties based upon:

                    (a)      [*] of H-E or its Affiliates and their respective directors, officers, employees and agents, in connection with H-E’s performance of its obligations under this Agreement; or

                    (b)      any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of the administration of the Compound in [*] compliance with the Study Protocol to a Study subject during the Study.

         7.2     Exclusion from Indemnification.  H-E shall not be obligated to indemnify or hold harmless any Indemnitee for any claims, demands, liabilities, penalties, damages, losses, and expenses to the extent arising from:

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                    (a)      any Indemnitee’s [*] or failure to adhere substantially and materially to the terms of this Agreement or to comply with applicable federal, state and local laws and regulations; or

                    (b)      with respect to the TDN and the TDNCC as Indemnitees, their [*] or failure to adhere substantially and materially and to the terms of the Study Protocol and/or to comply with applicable federal, state and local laws and regulations, or the reasonable recommendations, suggestions, or patient literature provided by H-E.

         7.3      Procedures for Indemnification.  In the event that any person (an “Indemnitee”) entitled to indemnification under Section 7.1 is seeking such indemnification, such Indemnitee shall (A) inform H-E, in writing, of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (B) permit H-E to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of H-E; provided that such settlement does not impose any obligation on, or otherwise adversely affect, such Indemnitee or any other Indemnitee), (C) cooperate as requested (at the expense of H-E) in the defense of the claim, and (D) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

         7.4      Complete Indemnification.  All reasonable costs and expenses incurred by an Indemnitee in connection with enforcement of Section 7.1 shall also be reimbursed by H-E.

8.     TERM AND TERMINATION.

         8.1      Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 8 or as otherwise mutually agreed to by the Parties, shall expire as follows:

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                    (a)         In the event it is determined in accordance with this Agreement that the Success Criteria have not been met, or thereafter if H-E’s ongoing development efforts fail to yield statistically significant results, this Agreement shall immediately expire and be of no further force or effect; provided however in the event that H-E elects, in its sole discretion, to continue development of the Product despite any such failure(s) or to resume development of the Product after any cessation, this Agreement shall be in full force and effect; or

                    (b)         In the event it is determined in accordance with this Agreement that the Success Criteria have been met, and H-E’s ongoing development activities continue to achieve statistically significant results, this Agreement shall expire upon the expiration of all payment obligations under this Agreement with respect to the Product in the Field in the Territory.

                    (c)         On [*] if the Study Protocol has not yet been approved by the DSMB and TDN on or before such date.

         8.2      Termination for Cause.

                    (a)         Either H-E or CFFT (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party. Any such termination shall become effective automatically at the end of such sixty (60) days period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) days period. The right of either H-E or CFFT to terminate this

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Agreement as provided in this Section 8.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

                    (b)         Without limitation of CFFT’s rights under subparagraph (a) of this Section 8.2, it shall be a breach of this Agreement if H-E terminates its development and commercial efforts with respect to the Product for any reason other than scientific reasons. For these purposes, HE will be considered to have terminated its development and commercialization efforts if it (x) so notifies CFFT in writing, or (y) if it (or any transferee of the Compound or Product) fails to use Commercially Reasonable Efforts to undertake activities designed to further the development or commercialization of the Product in the Field [*] for any period of [*] or more. HE agrees, and shall cause its transferees to agree, to promptly notify CFFT upon termination of the development or commercialization of the Product in the Field.

         8.3.      Suspension of Study.   HE may suspend the Study and terminate this Agreement at any time, if in HE’s reasonable judgment such suspension is medically necessary to protect patients enrolled in the Study. Any such suspension will not be deemed a material breach of this Agreement and will be supported by a written statement from HE to CFFT explaining the reason for the suspension. In the event that HE suspends the Study pursuant to this Section 8.3, but elects not to terminate this Agreement, CFFT may terminate this Agreement by providing HE [*] written notice of its intent to do so. Any such termination shall become effective automatically at the end of such [*] period unless the Study has resumed prior to the expiration of such [*] period.

         8.4      Accrued Rights; Surviving Obligations.

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                    (a)         Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. At the time of termination of this Agreement, CFFT shall pay H-E for all work completed prior to the effective date of termination. Without limiting the foregoing, such payment shall include payment for any non-cancelable commitments outstanding at that date and any reasonable costs of bringing the Study to an orderly and prompt termination.

                    (b)         All of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 4, 5, 6, 7, 8.4, 10, 11.6, 11.8, 11.13, and 11.17 shall survive expiration, termination or relinquishment of this Agreement.

9.     Force Majeure.

         No Party shall be held liable or responsible to the other Parties nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event, H-E or CFFT, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.     DISPUTE RESOLUTION.

            (a)       The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to any Party’s rights and/or obligations hereunder. If the Parties cannot resolve any such dispute within [*] after notice of a dispute from one Party, either Party may, by notice to the other in accordance with Section 11.6, have such dispute referred to the Chief Executive Officer of H-E, or such other person holding a similar position as designated by H-E from time to time, and the Chief Executive Officer of CFFT, or such other person holding a similar position as designated by CFFT from time to time (such officers collectively, the “Executive Officers”). The Executive Officers shall meet promptly to negotiate in good faith the matter referred and to determine a resolution. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than [*] after the matter was referred to them, the matter may be resolved through arbitration in accordance with the arbitration provisions set forth in Section 10.2, upon notice by a Party on the other disputing Party specifically requesting such arbitration.

            (b)       Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 10.2, any such arbitration shall be held in Washington, D.C. or its environs, according to the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is

* Confidential Treatment Requested

selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the Rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the Delaware Rules of Evidence and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct damages but shall not award any other form of damages (e.g., consequential, punitive or exemplary damages). The reasonable fees and expenses of the arbitrators, along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrator shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section 10.2. Notwithstanding anything contained in this Section 10.2 to the contrary, a Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief pending the resolution of such matter by binding arbitration hereunder.

11.      MISCELLANEOUS.

           11.1      Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for another, except to the extent, if at all, specifically provided herein.

           11.2      Assignment.  Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that (A) CFFT may assign its right to receive payments under this Agreement to any Third Party upon sixty (60) days prior written notice to H-E; and (B) either Party may assign its rights and transfer its duties hereunder to an Affiliate or to any successor to all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 11.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

           11.3      Books and Records.  Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with

U.S. generally accepted accounting principles, consistently applied, except that the same need not be audited.

           11.4      Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

           11.5      No Implied Rights.  No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except as those set forth explicitly herein. Nothing contained in this Agreement shall impose an obligation of exclusivity on one Party by the other. Both Parties reserve the right to enter into and participate in other activities (either alone or with Third Parties) including, but not limited to, clinical trials and sponsored research projects.

           11.6      Notice.   Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of H-E, to:	Hollis-Eden Pharmaceuticals, Inc.
4345 Eastgate Mall, Suite 400
San Diego, California 92121
Attention: Richard B. Hollis
Facsimile No.: (858) 320-2590
Telephone No.: (858) 587-9333

With copies to: Eric J. Loumeau, Esq., V.P.,
General Counsel

In the case of CFFT, to:	Cystic Fibrosis Foundation Therapeutics, Inc.
6931 Arlington Road
Bethesda, Maryland 20814
Attention: Robert J. Beall, Ph.D.
Facsimile No.: (301) 907-2540
Telephone No.: (301) 907-2541

With copies to:	Swidler, Berlin, Shereff, Friedman, LLP
3000 K Street, N.W., Suite 300
Washington, District of Columbia 20007
Attention: Kenneth Schaner, Esq.
Facsimile No.: (202) 424.7518
Telephone No.: (202) 424.7643

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. postal service.

           11.7      Use of Name.  Except as may be otherwise provided herein, no Party shall have any right, express or implied, to use in any manner the name or other designation of the other Parties or any other trade name, trademark or logos of the other Parties for any purpose in connection with the performance of this Agreement.

           11.8      Public Announcements and Publications.  Subject to Section 6.3, neither Party shall make any public announcement or publication concerning this Agreement, the subject matter hereof or its activities hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information.

         11.9       Waiver.   A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

         11.10     Compliance with Law.   Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

         11.11     Severability.   When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         11.12     Amendment.   No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         11.13     Governing Law.   This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

         11.14     Entire Agreement.   This Agreement, together with exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between or among any of them, and neither Party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein and therein.

         11.15     Parties in Interest.   All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable only by the Parties hereto and their respective permitted successors and assigns, except as otherwise expressly provided in Section 7.

         11.16     Descriptive Headings.   The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         11.17     Construction of Agreement.   The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

         11.18     Counterparts.   This Agreement may be signed in counterparts, any one of which need not contain the signature of more than one Party, and each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

*  *  *  *

                      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

HOLLIS-EDEN PHARMACEUTICALS, INC.

By:	/s/ RICHARD B. HOLLIS

Name:	Richard B. Hollis
Title:	Chairman and CEO

CYSTIC FIBROSIS FOUNDATION THERAPEUTICS, INC.

By:	/s/ ROBERT J. BEALL, PH.D.

Name:	Robert J. Beall, Ph.D.
Title:	President and CEO

EXHIBIT A

Success Criteria
Success Criteria for HE2000-040 - Cystic Fibrosis Study

[*]

[*]

[*]

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Treatment Requested

EXHIBIT B

BUDGET

Total Budget:   $1,700,000.00

To be paid as follows:

             [*]

Payments will be made via express mail by check payable to:

Hollis Eden Pharmaceuticals, Inc.
4435 Eastgate Mall, Suite 400
San Diego, CA 92121
Attn: Robert Weber
Phone: 858-587-9333

Tax ID all other:

* Confidential
Treatment Requested